Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and between

LINN ENERGY, INC.

AND

RIVIERA RESOURCES, INC.

Dated as of

August 7, 2018

Service Schedules

Bookkeeping, Finance, Treasury and Accounting

Corporate Contracts

Financial Reporting

IT Services

Insurance

Investor Relations

Legal Services

Payment Services

Records Retention

Tax

Excluded Services

Initial Representatives

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of August 7, 2018 (the “Effective Date”), is hereby made by and between Riviera Resources, Inc., a Delaware corporation (“Service Provider”), and Linn Energy, Inc., a Delaware corporation (“Service Recipient”). Service Provider and Service Recipient are each referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “SDA”), pursuant to which, among other things, Service Recipient will distribute to the holders of outstanding shares of Linn Common Stock, on a pro rata basis (without consideration being paid by such stockholders), all of the outstanding shares of common stock, par value $0.01 per share, of Service Provider (“SpinCo Common Stock”);

WHEREAS, in order to provide for an orderly transition under the SDA, and to consummate the transactions contemplated by the SDA, it will be advisable for Service Recipient to receive from Service Provider and/or one or more of its Affiliates certain services on a transitional basis and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement is the “Transition Services Agreement” referred to in the SDA, and the Parties have agreed to enter into this Agreement pursuant to the SDA.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement and for other valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings (and all other capitalized terms used but not defined herein shall have the meanings given to such terms in the SDA):

“Additional Services” shall have the meaning set forth in Section 2.02.

“Agreement” shall have the meaning set forth in the preamble.

“Charges” shall have the meaning set forth in Section 3.01.

“Disclosing Party” shall mean a Party or any of its Affiliates or any Person acting on any of their behalves that discloses Confidential Information to a Receiving Party under this Agreement.

“Effective Date” shall have the meaning set forth in the preamble.

“Excluded Services” shall have the meaning set forth in Section 2.01.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Prime Rate” shall mean the prime rate of interest (the base rate on corporate loans) as published under “Money Rates” in The Wall Street Journal.

“Receiving Party” shall mean a Party or any of its Affiliates or any Person acting on any of their behalves that receives Confidential Information from a Disclosing Party under this Agreement.

“Related Parties” shall mean, with respect to a Party, its officers, directors, employees and any of its Affiliates or Subsidiaries, and their officers, directors or employees, shareholders, agents and other representatives, or any of the successors or assigns of any of the foregoing Persons.

“Representative” shall have the meaning set forth in Section 2.05(a).

“Review Meetings” shall have the meaning set forth in Section 2.05(a).

“SDA” shall have the meaning set forth in the recitals.

“Service Fee” shall have the meaning set forth in Section 3.01.

“Service Period” shall mean, with respect to any Service, the period commencing on the Effective Date and ending on the earlier of (i) the date Service Provider or Service Recipient terminates the provision of such Service in accordance with the terms of this Agreement, and (ii) the termination date specified with respect to such Service as indicated on the Service Schedule applicable to such Service (or, if no termination date is specified in the Service Schedule, the Consolidation Date).

“Service Provider” shall have the meaning set forth in the preamble.

“Service Recipient” shall have the meaning set forth in the preamble.

“Service Schedule” shall have the meaning set forth in Section 2.01.

“Service Taxes” shall have the meaning set forth in Section 3.05.

“Services” shall have the meaning set forth in Section 2.01.

“Subcontractor” shall have the meaning set forth in Section 2.04.

“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Term” shall have the meaning set forth in Section 7.01.

“Third Party” shall mean a Person that is neither a Party nor an Affiliate of a Party.

“Third-Party Costs” shall have the meaning set forth in Section 3.01.

Section 1.02     References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions, including with respect to the applicable Service Fees. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

ARTICLE 2

SERVICES

Section 2.01    Provision of Services. Service Provider shall provide, or cause to be provided, to Service Recipient, the applicable services (each, a “Service” and collectively, the “Services”) set out on schedules attached hereto (as may be amended, supplemented or modified from time to time by mutual agreement of the Parties or in accordance with Section 2.02, each, a “Service Schedule,” and collectively, the “Service Schedules”), in each case for the duration of the applicable Service Period as set forth therein. Subject to Section 2.02, Service Provider shall not have any obligation hereunder to provide any services not set forth on the Service Schedule. The Services shall not in any event include any services identified as “Excluded Services” on the Service Schedule (“Excluded Services”). For clarity, Service Provider may perform its obligations, and exercise its rights, under this Agreement through any of its Affiliates.

Section 2.02    Additional Services.

(a)    From time to time during the Term, Service Recipient may request that Service Provider provide additional services (which may include Excluded Services) not included in the Services (such services, “Additional Services”). In the event that Service Recipient requests that Service Provider provide any Additional Services that (i) are directly dependent upon or inextricably intertwined with the Services and (ii) were inadvertently and unintentionally omitted from the Services, the Parties shall negotiate in good faith to determine the terms and conditions for the provision of such Additional Services; provided, however, that Service Provider shall not be obligated to provide Additional Services if, notwithstanding such good faith negotiation, the Parties are unable to reach agreement on the terms and conditions with respect to the provision of such Additional Services. For clarity, Service Provider shall not have any obligation to consider in good faith any request from Service Recipient for Additional Services unless such Services meet the criteria in (i) and (ii) above.

(b)    In the event the Parties agree that Service Provider will provide any Additional Service, such Additional Service shall automatically constitute a “Service” hereunder, and the Parties shall execute an amendment to the appropriate Service Schedule that shall set forth, among other things, (i) the termination date for such Additional Service, (ii) a description of such Additional Service in reasonable detail, (iii) the fees and costs to Service Recipient for such Additional Service, and (iv) any additional terms and conditions specific to such Additional Service. For clarity, Service Provider’s obligations with respect to providing any Additional Services shall become effective only upon an amendment to the applicable Service Schedule being duly executed and delivered by Service Provider and Service Recipient.

Section 2.03    Standard of Performance.

(a)    Service Provider shall perform, and shall use commercially reasonable efforts to cause any Affiliate or relevant Third Party to perform, the Services (i) in a professional and workmanlike manner, and at a level of service (including with respect to care, skill, prudence, frequency and functionality), that is substantially similar in scope, nature, quality and timeliness to the manner in which, and at the level of service with which, such Services were provided to Old Linn (where applicable) since August 31, 2017, subject to any different or additional service levels for a Service specifically set forth on the applicable Service Schedule and (ii) in compliance with applicable Law.

(b)    Service Recipient hereby acknowledges that Service Provider (i) may be providing similar services and/or services that involve the same resources as those used to provide the Services hereunder to its internal organizations and businesses and to other Affiliates and to customers and other Third Parties, and that the provision of, and allocation of resources to, any such similar services shall in no event be deemed to be a breach of Service Provider’s obligations hereunder, so long as Service Provider continues to provide the Services in accordance with the terms of this Agreement, and (ii) is not in the business of providing the Services (or any services similar to the Services) and is providing the Services to Service Recipient solely for the purpose of facilitating the transactions contemplated by the SDA.

Section 2.04    Subcontracting. Service Recipient acknowledges and agrees that Service Provider may hire or engage one or more of its Affiliates or unaffiliated Third Parties (each such Third Party, a “Subcontractor”) to provide any Service (including any part of any Service) under this Agreement; provided, that no such arrangement shall relieve Service Provider of its obligations to provide the Services hereunder. Notwithstanding the foregoing, Service Provider shall not be liable for the acts or omissions of its Subcontractors (including any Third Party licensors, outsourcers or other vendors) in providing the Services on behalf of Service Provider, except to the extent such liability results from the willful misconduct or gross negligence of Service Provider; provided, however, that Service Provider shall take commercially reasonable efforts, and cooperate with Service Recipient to pass through the benefit of any indemnities, representations or warranties under Service Provider’s agreements with such Subcontractors, to the extent permitted under the applicable agreement. Upon Service Recipient’s request, Service Provider shall, at its option, either (i) enforce its rights under such agreement(s), or (ii) grant to Service Recipient rights of subrogation, to the extent permitted under the applicable agreement(s), so that Service Recipient may directly enforce the applicable agreement(s) against the applicable Subcontractor. Notwithstanding the foregoing, Service Provider shall not be responsible for any failure by any Subcontractor to provide any remedies to which either Party is entitled from the applicable Subcontractors. Service Recipient shall be responsible for all costs and expenses incurred in connection with seeking or enforcing any rights or remedies with respect to any Subcontractors hereunder (including, for clarity, any costs and expenses incurred by Service Provider in connection therewith).

Section 2.05    Cooperation.

(a)    Each Party has designated in writing to the other Party one (1) representative to act as a contact person with respect to all issues relating to the provision of the Services pursuant to this Agreement (each, a “Representative”), which initial Representatives are set forth on the applicable Service Schedule. The Representatives shall hold review meetings by telephone or in person, as mutually agreed upon, to discuss issues relating to the provision of the Services under this Agreement (“Review Meetings”). In the Review Meetings, the Representatives shall be responsible for discussing, and seeking to address and resolve, any problems identified relating to the provision (or lack thereof) of Services and, to the extent modifications to the provision of Services are agreed upon by the Parties, facilitating the implementation of such modifications. If the Representatives are unable to resolve any such problems, the dispute resolution procedure set forth in the SDA shall apply. Each Party may change its Representative by providing written notice to the other Party at least three (3) business days prior to such change taking effect, and provided that any replacement Representative be a managerial-level employee of such Party of like skill and qualification that is acceptable to the other Party in its reasonable discretion.

(b)    Each Party shall, and shall cause their representative Affiliates to, cooperate with each other Party in connection with the performance of the Services hereunder, including producing on a timely basis any Information that is reasonably requested by any other Party with respect to the performance of the Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of a Party or any of its respective Affiliates. Each Party shall bear its own costs and expenses incurred in connection with furnishing such cooperation.

(c)    Service Recipient shall, during the applicable Service Period, timely provide to Service Provider all Information, materials and other items, and otherwise cooperate, as reasonably requested by Service Provider in connection with the performance of the Services. In the event that Service Recipient fails to timely provide any such Information, materials or other items, or otherwise fails to cooperate with Service Provider in connection with the provision of the Services, Service Provider shall be relieved of its obligation to provide any impacted Service hereunder, if and to the extent the provision of such Service is dependent or otherwise reliant on such Information, materials or other items or such cooperation, but only for so long as the failure to provide such Information, materials and other items continues. For clarity, Service Provider shall not be deemed to be in default under, or otherwise in breach of any provision of, this Agreement for any failure or delay in fulfilling or performing any of its obligations under this

Agreement if such failure or delay results from Service Recipient’s failure to provide such Information, materials or other items to, or otherwise cooperate with, Service Provider in connection with the provision of the Services hereunder. Each Party shall bear its own costs and expenses incurred in connection with complying with its obligations to provide information, materials and other items, and otherwise cooperate, as provided in this Section 2.05(c).

Section 2.06    Third Party Consents.

(a)    The Parties shall reasonably cooperate and use commercially reasonable efforts to obtain all Third-Party Consents, licenses and other agreements, if any, necessary for the provision of the Services.

(b)    In the event that any Consent, license or other agreement necessary for the provision of the Services cannot be obtained despite the Parties’ commercially reasonable efforts, or is revoked after the Effective Date, (i) Service Provider shall (A) promptly notify Service Recipient, describing the nature of the potential exposure and any proposed modification in the Services, (B) cooperate and assist Service Recipient (or, as applicable, its Affiliates) in obtaining a reasonable alternative means by which Service Recipient (or such Affiliate) may obtain the affected Services and (C) continue to provide the Services, to the extent reasonably practicable under the circumstances, and (ii) the Parties shall use commercially reasonable efforts to reduce the amount and/or effect of disruption caused by any such failure to obtain such consent, license or other agreement.

Section 2.07    Certain Limits on Services.

(a)    Nothing in this Agreement shall require Service Provider (or any person acting on its behalf) to perform or cause to be performed any Service in a manner that would constitute a violation of (i) applicable Law, (ii) any Contract or (iii) the rights of any Person.

(b)    In the event that (i) there is nonperformance of any Service as a result of a Force Majeure or (ii) the provision of a Service would violate (A) applicable Law, (B) any Contract or (C) the rights of any Person, the Parties hereby acknowledge and agree that Service Provider may suspend performance of the Service(s) so affected during such period (but, without limiting the foregoing, only if and to the extent such Service(s) so affected cannot reasonably be performed by Service Provider in another commercially reasonable manner) and agree to work together in good faith to arrange for a reasonable alternative means by which Service Recipient (or, as applicable, its Affiliates) may obtain the Services so affected. Service Provider shall use commercially reasonable efforts during any such period to mitigate its costs with respect to any such affected Service. All costs and expenses incurred in connection with obtaining any alternative arrangement shall be split evenly between the Parties.

Section 2.08    Transitional Nature of Services; Changes. Notwithstanding anything to the contrary in this Agreement, but without limiting Section 2.03, the Parties hereby acknowledge (i) the transitional nature of the Services and that the intent of the Parties is that Service Recipient shall seek to obtain each of the Services internally or from Third Parties as soon as reasonably practical, and (ii) that Service Provider may make changes from time to time in the manner of performing the Services if (A) Service Provider is making similar changes in performing similar services for itself or its Affiliates, and (B) Service Provider furnishes to Service Recipient substantially the same notice (in content and timing) as Service Provider furnishes to its Affiliates with respect to such changes.

Section 2.09    Limited Remedy. Unless otherwise provided on a Service Schedule, in the event Service Provider materially fails to perform any Service in accordance with the terms of this Agreement, then at Service Recipient’s request, Service Provider shall use commercially reasonable efforts to re-perform such Service (“Reperformance”) as soon as reasonably practicable, at no cost to Service Recipient. To the maximum extent permitted by applicable Law, this Section 2.09 sets forth Service Recipient’s sole and exclusive remedy, and Service Provider’s sole and exclusive liability and obligation, with respect to the performance (or nonperformance) of the Services hereunder, except (i) to the extent any such failure to perform results from the gross negligence or willful misconduct of Service Provider or any Related Parties (in which case, for clarity, any such liability shall be subject to the liability cap set forth in Section 8.03) and (ii) for such specific performance or other equitable remedy that may be awarded by a court of competent jurisdiction.

ARTICLE 3

PAYMENT; BILLING

Section 3.01    Charges for the Services. Service Provider shall reimburse Service Recipient for, or pay on Service Recipient’s behalf, all direct and indirect costs and expenses incurred by Service Recipient during the term of this Agreement in connection with (i) the fees set out on the applicable Service Schedule (each, a “Service Fee”) for Services provided by Service Provider hereunder and (ii) all costs and expenses paid or payable to Third Parties in connection with the Services, which shall be passed-through to Service Recipient consistent with past practice or as otherwise set forth on the Service Schedules (“Third-Party Costs”, and together with the Service Fees, the “Charges”).

Section 3.02    Invoices. Charges for the Services and all other amounts payable hereunder shall be invoiced by Service Provider to Service Recipient on a monthly basis and shall be payable to Service Provider by Service Recipient. Each invoice shall set forth reasonable details for any amounts payable under this Agreement, and Service Provider agrees to provide to Service Recipient a copy of any supporting documentation reasonably requested by Service Recipient with respect to any such invoice.

Section 3.03    Payments. Service Recipient shall pay to Service Provider all undisputed amounts documented in each invoice in U.S. Dollars within thirty (30) days of receipt of an invoice from Service Provider in accordance with Section 3.02, to the bank account set out in the applicable invoice, or such other method agreed upon by the Parties. All payments shall be made in full without any withholding, deduction or setoff except as may be required by applicable Law. If Service Recipient is required to deduct or withhold any amount under applicable Law, it shall be obliged to pay to Service Provider such sum as will, after such deduction or withholding has been made, leave Service Provider with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. The Parties will use reasonable efforts to provide each other with any and all documentation required by any Taxing authority to reduce or eliminate any Taxes or withholding.

Section 3.04    Late Payments; Invoice Disputes.

(a)    If Service Recipient fails to pay any undisputed amount due to Service Provider hereunder by the due date for payment, Service Recipient shall pay interest on any outstanding amounts at the rate equal to the then applicable Prime Rate plus four percent (4%) (or the maximum rate under applicable Law, whichever is lower), from the due date for such payment until such payment is made in full.

(b)    Service Recipient may withhold payments for amounts disputed in good faith pending resolution of such disputes in accordance with the dispute resolution procedure set forth in the SDA; provided that if Service Recipient disputes any amount of an invoice, Service Recipient shall notify Service Provider in writing promptly following Service Recipient’s receipt of such invoice and shall describe in reasonable detail the reason for disputing such amount. Upon resolution of such dispute, to the extent Service Recipient owes Service Provider some or all of the amount withheld, such amount shall bear interest in accordance with this Section 3.04 and Service Recipient shall promptly pay such applicable amount, together with the interest accrued, to Service Provider (or its specified Affiliate or designee).

Section 3.05    Taxes. Service Recipient shall pay all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (in each case, together with all interest, penalties, fines and additions thereto) that are assessed against either Party on the provision of Services (either as a whole or against any particular Service) received by Service Recipient from Service Provider pursuant to the terms of this Agreement (including with respect to amounts paid by Service Provider to Third Parties) (collectively, “Service Taxes”); provided that the Parties shall use commercially reasonable efforts to minimize any such Service Taxes. If required under applicable Law (or, in the case of Service Taxes relating to amounts paid by Service Provider to Third Parties), Service Provider shall invoice Service Recipient for the full amount of all Service Taxes, and Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to Service Provider. Notwithstanding anything to the contrary herein, the Tax Matters Agreement shall control with respect to any claim relating to Taxes or Tax Returns.

ARTICLE 4

BOOKS AND RECORDS

Section 4.01    Maintenance of Books and Records; Inspection Rights. For so long as Service Provider is providing any Services under this Agreement, and for seven (7) years thereafter (or such longer period as may be required under applicable Law or by either Party’s document retention policies of which such Party is aware), Service Provider shall keep and maintain books, records, data, reports and all other information related to the provision of the Services, including all information related to the payment obligations hereunder, including any costs and expenses incurred in the provision of the Services, and which books, records, data, reports and other information shall be sufficient to enable Service Recipient to verify and substantiate Service Provider’s invoicing of Charges therefor. Service Provider shall make such books, records, data, reports and other information reasonably available to any officer of, or other authorized Person designated by, Service Recipient for inspection and audit at the principal office of Service Provider, at reasonable times and on reasonable advance written request therefor, subject to the confidentiality provisions set forth herein.

ARTICLE 5

CONFIDENTIALITY

Section 5.01    Return or Destruction of Confidential Information. Any Confidential Information of the Parties shall be subject to Section 7.8 of the SDA. Upon the expiration or other termination of this Agreement, or at any other time upon the written request of Disclosing Party, Receiving Party shall promptly return or, at Receiving Party’s option, destroy, all Confidential Information of Disclosing Party in Receiving Party’s possession or control, together with all copies, summaries and analyses thereof, regardless of the format in which such Confidential Information exists or is stored. In the case of destruction, upon Disclosing Party’s written request, Receiving Party shall promptly send a written certification that destruction has been accomplished to Disclosing Party. Notwithstanding the foregoing, however, Receiving Party is entitled to retain one copy of such Confidential Information for the sole purpose of complying with its obligations under applicable Law or this Agreement. With regard to Confidential Information stored electronically on backup tapes, servers or other electronic media, except to the extent required by applicable Law, the Parties agree to use commercially reasonable efforts to destroy such Confidential Information without undue expense or business interruption; provided however that Confidential Information so stored is subject to the obligations of confidentiality and non-use contained in this Agreement for as long as it is stored.

ARTICLE 6

INDEMNIFICATION

Section 6.01    General Service Recipient Indemnification. Service Recipient shall indemnify, defend and hold harmless Service Provider and its Affiliates from and against any losses suffered or incurred by Service Provider and/or any of its Affiliates arising out of or relating to any breach of applicable Law or the willful misconduct or gross negligence of Service Recipient and/or any of its Affiliates related to this Agreement or the performance or non-performance of the Services (including any performance or non-performance by any Third Party engaged by Service Provider and/or any of its Affiliates solely to the extent the losses from performance or non-performance arise from any willful misconduct or gross negligence by Service Recipient and/or any of its Affiliates in connection to such Third Party agreement or arrangement).

Section 6.02    General Service Provider Indemnification. Service Provider shall indemnify, defend and hold harmless Service Recipient from and against any losses suffered or incurred by Service Recipient arising out of or relating to any breach of applicable Law or the willful misconduct or gross negligence of Service Recipient related to this Agreement or the performance or non-performance of the Services (including any performance or non-performance by any Third Party engaged by Service Provider solely to the extent the losses from performance or non-performance arise from any willful misconduct or gross negligence by Service Provider and/or any of its Affiliates under such Third Party agreement or arrangement).

ARTICLE 7

TERM AND TERMINATION

Section 7.01    Initial Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless otherwise terminated pursuant to Section 2.08 or Section 7.03, shall terminate with respect to (i) each Service, upon the expiration or earlier termination of the Service Period for such Service (which shall include, for clarity, any extension to such Service Period made in accordance with the terms of this Agreement) and (ii) this Agreement, upon the expiration or earlier termination of the Service Periods for all Services. Notwithstanding anything to the contrary in this Agreement or any Service Schedule, this Agreement, including all of the Services provided hereunder, shall terminate no later than twelve (12) months after the Consolidation Date, plus the total period of any extensions made by Service Provider pursuant to the first sentence of Section 7.02.

Section 7.02    Service Period Extensions.

(a)    Prior to the Consolidation Date, unless otherwise provided on the applicable Service Schedule, Service Recipient may, at its option, extend the Service Period for any Service (i) for up to an additional two (2) months, on the same terms and conditions (including with respect to Service Fees) as such Service was provided during the initial term for such Service, and (ii) thereafter, for up to an additional two (2) months, on the same terms and conditions as previously provided, except the Service Fees for such Service provided during such extension period shall be increased by twenty-five percent (25%). Following the extensions in clauses (i) and (ii) of the preceding sentence, any extension to the Service Period for any Service shall be at Service Provider’s sole discretion. All fees payable pursuant to this Section 7.02(a) shall be paid in accordance with the procedures set forth in Article 3.

(b)    On or after the Consolidation Date, any extension to the Service Period for any Service shall be at Service Provider’s sole discretion.

Section 7.03    Early Termination.

(a)    Termination for Cause.

(i)    If a Party materially breaches this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach from the other Party, such other Party may terminate any Service or group of Services impacted by such breach, upon written notice to the other Party.

(ii)    Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors or becomes insolvent, a receiver is appointed on behalf of the other Party, or a court approves reorganization or arrangement proceedings for the other Party.

(b)    Termination for Convenience. Unless otherwise provided on a Service Schedule, any Service or group of Services may be terminated by Service Recipient for convenience upon thirty (30) days’ prior written notice to Service Provider.

Section 7.04    Data Transmission. On or prior to the last day of each applicable Service Period, Service Provider shall cooperate, and shall cause its Affiliates and any other Person working on its behalf, to cooperate, to support the transfer to Service Recipient (or its designee) of any data owned by Service Recipient or any of its Affiliates that was generated in connection with the performance of the applicable Services. If requested by Service Recipient, Service Provider shall promptly deliver, and shall cause its Affiliates and any Person working on its behalf to promptly deliver to Service Recipient (or its designee), within such time periods as the Parties may reasonably agree, copies of records, data, files and other information received or computed for the benefit of Service Recipient or any of its Affiliates during the Term, in electronic and/or hard copy form; provided, however, that (i) Service Provider and its Affiliates shall not have any obligation to provide any data in any format other than the format in which such data was originally generated, and (ii) Service Provider shall be reimbursed for its out-of-pocket costs incurred in connection with providing such records, data, files and other information.

Section 7.05    Effect of Termination.

(a)    General. Expiration or other termination of this Agreement or of any Services or group of Services provided hereunder shall not: (i) relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement prior to the effective date of such termination; or (iii) prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such termination or that, by the terms of this Agreement, survives such termination.

(b)    Survival. Notwithstanding anything to the contrary in this Agreement, this Section 7.05, and Articles 4, 5, 8 and 9, and any other provisions of this Agreement that by their nature are necessary to survive the expiration or termination of this Agreement, shall survive the termination or expiration of this Agreement.

ARTICLE 8

DISCLAIMER AND LIMITATION OF LIABILITY

Section 8.01    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED OR RECEIVED BY IT, AS APPLICABLE, OR OTHERWISE WITH RESPECT TO THIS AGREEMENT.

Section 8.02    Disclaimer of Consequential Damages. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY (OR ANY OF ITS RELATED PARTIES) BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS RELATED PARTIES) IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES OR ANY LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS RELATED PARTIES, ANY AND ALL CLAIMS FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

Section 8.03    Liability Cap. Notwithstanding anything contained herein or in the SDA, to the maximum extent permitted by applicable Law, except in the instance of willful misconduct or gross negligence of Service Provider (or any of its Related Parties), the maximum aggregate liability of each Party (including its Related Parties) arising out of or in connection with this Agreement shall not exceed the aggregate amount paid or payable by Service Recipient to Service Provider for Services contained within the same Service Schedule as the Service giving rise to such liability, as of the date of the events or circumstances giving rise to such liability.

ARTICLE 9

MISCELLANEOUS

Section 9.01    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable. NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR OTHER DAMAGES ARISING OUT OF OR RELATING TO THE SUSPENSION OR TERMINATION OF ANY OF ITS OBLIGATIONS OR DUTIES UNDER THIS AGREEMENT BY REASON OF THE OCCURRENCE OF AN EVENT OF FORCE MAJEURE.

Section 9.02    Complete Agreement; Construction. This Agreement, including the Service Schedule hereto, and the SDA, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Service Schedule hereto, the Service Schedule shall prevail. In the event and to the extent that there shall be any inconsistency between the provisions of this Agreement and the provisions of the SDA with respect to the provision of the Services, this Agreement shall control.

Section 9.03    Relationship of the Parties. Each Party hereby acknowledges that the Parties are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, joint venture or fiduciary relationship between the Parties. The Parties’ obligations and rights in connection with the subject matter hereof are solely as specifically set forth in this Agreement (including in any Service Schedule hereto), and each Party acknowledges and agrees that it owes no fiduciary or other duties or obligations to the other by virtue of any relationship created by this Agreement.

Section 9.04    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto (and, where applicable, its Affiliates) and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

Section 9.05    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

(a)	If to Service Provider:

Riviera Resources, Inc. 600 Travis St. Houston, Texas 77002
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Attn: Julian J. Seiguer

Email: julian.seiguer@kirkland.com

(b)	If to Service Recipient:

Linn Energy, Inc. 600 Travis St. Houston, Texas 77002
Attention:	Chief Executive Officer

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Attn: Julian J. Seiguer

Email: julian.seiguer@kirkland.com

Section 9.06    Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 9.07    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

Section 9.08    Assignment. Except as otherwise provided in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.

Section 9.09    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party hereto and delivered to the other Party.

Section 9.10    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.11    GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL CLAIMS, CONTROVERSIES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS OR OTHER RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

Section 9.12    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13    Effect if Separation Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the Parties and neither Party shall have any liability or further obligation to the other party under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

RIVIERA RESOURCES, INC.

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

LINN ENERGY, INC.

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement]